Exhibit 3.3

                            CERTIFICATE OF AMENDMENT
                          TO ARTICLES OF INCORPORATION
                                       OF
                       POINT GROUP HOLDINGS, INCORPORATED

I, John Fleming, certify that:

     1. The original articles of incorporation of the Company were filed with the Office of the Secretary of State on December 19, 2001.

     2. Pursuant to a unanimous written consent of the Board of Directors of the Company, the Company hereby adopts the following amendments to the Articles of Incorporation of this Company:

     New provisions are added under Article 5 as follows:

     (a) An increase in the authorized capital stock of the Company can be approved by the Board of Directors without shareholder consent.

     (b) A decrease in the issued and outstanding common stock of the Company (a
     reverse  split)  can  be  approved  by  the  Board  of  Directors   without
     shareholder consent.

3. A majority of the shareholders of the common stock of the Company approved of these amendments to the Articles of Incorporation by written consent.


March 5, 2003                                /s/ John Fleming
                                             -----------------------------------
                                             John Fleming, President